As filed with the Securities and Exchange Commission on July 23, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under the Securities Act of 1933

SYNOPSYS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	56-1546236
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Almanor Ave. Sunnyvale, California	94085
(Address of Principal Executive Offices)	(Zip Code)

ANSYS, Inc. 2021 Equity and Incentive Compensation Plan
Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan
Fourth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan

(Full Title of the plans)

Janet Lee
General Counsel and Corporate Secretary Synopsys, Inc.
675 Almanor Ave.
Sunnyvale, California 94085
(Name and address of agent for service)

(650) 584-5000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)
	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 15, 2024, Synopsys, Inc. (the “Registrant”), ANSYS, Inc. (“ANSYS”), and ALTA Acquisition Corp., a direct wholly owned subsidiary of the Registrant (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provided that, subject to the terms and conditions set forth therein, Merger Sub would merge with and into ANSYS, with ANSYS continuing as the surviving corporation and a direct wholly owned subsidiary of the Registrant (the “Merger”). On July 17, 2025, the Registrant completed the Merger (the “Closing Effective Time”).

The Registrant is filing this Registration Statement on Form S-8 to register up to 1,132,822 shares of its Common Stock, par value $0.01 per share, issuable under the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 ANSYS Plan”), the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Fifth A&R 1996 ANSYS Plan”) and the Fourth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Fourth A&R 1996 ANSYS Plan;” together with the 2021 ANSYS Plan and the Fifth A&R 1996 ANSYS Plan, the “ANSYS Plans”) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to and subject to the terms of the Merger Agreement, the Registrant assumed certain time-based restricted stock units and performance-based restricted stock units of ANSYS outstanding under the 2021 ANSYS Plan (the “Restricted Stock Units” and “Performance Stock Units,” respectively) and certain options outstanding under the Fifth A&R 1996 ANSYS Plan and the Fourth A&R 1996 ANSYS Plan (the “Options”), in each case, in accordance with their terms, which Restricted Stock Units, Performance Stock Units and Options are settled in shares of the Registrant’s Common Stock, subject to the terms and conditions of the underlying award agreements. The aggregate number of shares of the Registrant’s Common Stock subject to the Restricted Stock Units and Performance Stock Units under the 2021 ANSYS Plan is 1,127,904 shares. The aggregate number of shares of the Registrant’s Common Stock subject to the Options under the Fifth A&R 1996 ANSYS Plan and the Fourth A&R 1996 ANSYS Plan is 4,918 shares.

Unless the context otherwise requires, references made herein to “Registrant,” “we,” “us,” “our” and “ours” refer to Synopsys, Inc. and its subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents listed below for each of the Registrant and ANSYS, respectively, which are on file with the SEC, are incorporated herein by reference:

Registrant

a)	Annual Report on Form 10-K for the fiscal year ended October 31, 2024 (the “Annual Report”), filed with the SEC on December 19, 2024;

b)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

c)	The description of the Registrant’s Common Stock contained in Exhibit 4.1 to the Annual Report, including any amendment or report filed for the purpose of updating such description.

ANSYS

a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 19, 2025; and

b)	All other reports filed by ANSYS pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

In addition, all documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any document “furnished” but not “filed” shall not be incorporated by reference herein. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

DGCL

The Registrant is incorporated under the laws of the State of Delaware. As of the date of this filing, Section 145(a) of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Section 145(b) of the DGCL empowers a Delaware corporation to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Section 145(c) of the DGCL provides that, where a director, officer, employee or other agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation may indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Bylaws

The Registrant’s bylaws contain provisions that provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law. Expenses incurred by a director or officer of the Registrant in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another enterprise or corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by relevant sections of the DGCL.

Other Insurance

The Registrant maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Indemnification Agreements

The Registrant has also entered into indemnification agreements with each of its directors and executive officers and anticipates that it will enter into similar agreements with future directors and executive officers. The indemnification agreements provide that the Registrant will defend, hold harmless and indemnify indemnitees to the fullest extent authorized or permitted by the provisions of the Registrant’s bylaws and the DGCL against any and all claims based upon, arising out of or resulting from actions in his or her capacity as a director or officer of the Registrant or the indemnitee’s status as a current or former director or officer of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Sunnyvale, State of California, on July 23, 2025.

Synopsys, Inc.

By:	/s/ Janet Lee
Janet Lee
General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shelagh Glaser and Janet Lee or either of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sassine Ghazi	President and Chief Executive Officer (Principal Executive Officer) and Member of the Board of Directors	July 23, 2025
Sassine Ghazi

/s/ Shelagh Glaser	Chief Financial Officer (Principal Financial Officer)	July 23, 2025
Shelagh Glaser

/s/ Sudhindra Kankanwadi	Chief Accounting Officer (Principal Accounting Officer)	July 23, 2025
Sudhindra Kankanwadi

/s/ Aart J. de Geus	Executive Chair of the Board of Directors	July 23, 2025
Aart J. de Geus

/s/ Luis Borgen	Director	July 23, 2025
Luis Borgen

/s/ Janice D. Chaffin	Director	July 23, 2025
Janice D. Chaffin

/s/ Bruce R. Chizen	Director	July 23, 2025
Bruce R. Chizen

/s/ Mercedes Johnson	Director	July 23, 2025
Mercedes Johnson

/s/ Robert Painter	Director	July 23, 2025
Robert Painter

/s/ Jeannine P. Sargent	Director	July 23, 2025
Jeannine P. Sargent

/s/ John G. Schwarz	Director	July 23, 2025
John G. Schwarz

/s/ Ajei S. Gopal	Director	July 23, 2025
Ajei S. Gopal

/s/ Ravi Vijayaraghavan	Director	July 23, 2025
Ravi Vijayaraghavan

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated By Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP					X

23.1	Consent of KPMG LLP, independent registered public accounting firm of Synopsys, Inc.					X

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of ANSYS, Inc.					X

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included in signature page)					X

99.1	ANSYS, Inc. 2021 Equity and Incentive Compensation Plan					X

99.2	Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan					X

99.3	Fourth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan					X

107	Filing Fee Exhibit					X